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                          REAL ESTATE SALE AGREEMENT

              [12621 Featherwood Office Building, Houston, Texas]

     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the ____ day of May, 1997, by and between FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1, a Florida limited partnership, and FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2, a Florida limited partnership (collectively, "Seller") having an office at c/o Equity Office Holdings, L.L.C., Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and TRANSWESTERN INVESTMENT COMPANY, L.L.C. ("Purchaser"), a Delaware limited liability company, having an office at 1980 Post Oak Boulevard, Suite 2222, Houston, Texas 77056.

RECITALS

     A. SELLER is the owner of a certain parcel of real estate (the "Real Property") in the City of Houston, County of Harris, State of Texas, which parcel is more particularly described in attached Exhibit A, and upon which is located an office building commonly known as "12621 Featherwood Office Building."

     B. PURCHASER desires to purchase from Seller, and Seller desires to sell to Purchaser, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

     C. THEREFORE, in consideration of the above recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1.   PURCHASE AND SALE.

          Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements thereon and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto (collectively, the "Improvements");
(ii) all of the furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personalty owned by Seller, located on the Property and used in connection therewith, including, without limitation, those that are listed on Exhibit B attached hereto (collectively, the "Personal Property"); (iii) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property that are listed on Exhibit C attached hereto, but except those to be terminated at Closing pursuant to Section 8(B) below (the "Service Contracts"); (iv) if and to the extent transferable, all of Seller's right, title and interest in and to all licenses and permits issued by governmental authorities relating to the use, maintenance, occupancy or operation of the Property ("Licenses and Permits"); and (v) all right, title and interest of Seller as lessee under the existing parking lease with Houston Light and Power Company (the "Parking Lease"), or as lessor under any other lease entered into pursuant to Section 10(L) below; all to


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the extent applicable to the period from and after the Closing (as hereinafter defined). Items (i) through (v) above, together with the Real Property, are collectively referred to in this Agreement as the "Property."

     2.   PURCHASE PRICE.

          The purchase price to be paid by Purchaser to Seller for the Property is Three Million One Hundred Fifty Thousand and No/100 Dollars ($3,150,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          A.   Earnest Money.
               -------------

               (i) Upon execution of this Agreement by Purchaser, Purchaser shall deliver to Heritage Title Company of Austin, Inc., 98 San Jacinto Blvd., Suite 400, Austin, Texas 78701, Attention: Gary S. Farmer, President, Telephone:
512/505-5000, Facsimile: 512/505-5024 (sometimes hereinafter "Escrowee" or "Title Company") earnest money in the sum of Fifty Thousand Dollars ($50,000.00) (together with any interest earned thereon net of investment costs, the "Earnest Money"). The Earnest Money shall be invested as Purchaser so directs. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number and delivered to the party entitled to the Earnest Money hereunder.

               (ii) If the transaction closes in accordance with the terms of this Agreement, then at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller (as Seller's sole and exclusive remedy) as liquidated and agreed upon damages in accordance with Section 7(B) below. If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be delivered by Escrowee to Purchaser, and Purchaser shall have the choice of remedies provided for in Section 7(A) below.

          B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below.

     3.   EVIDENCE OF TITLE.

          A. Title Commitment. Seller shall, within ten (10) days after the date of this Agreement, deliver to Purchaser a current commitment for a Texas State Board of Insurance form Owner's Title Insurance Policy for the Property (the "Title Commitment"), in the amount of the Purchase Price, issued by the Title Company as agent for Commonwealth Land Title Insurance Company and a copy of each of the recorded documents that show up as exceptions to title.

          B. Survey. Within twenty (20) days from the date of this Agreement, Seller will cause to be prepared and delivered to Purchaser a current, certified (in the form of Exhibit D attached hereto), on-the-ground, staked plat of survey of the Property (the "Survey"),

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prepared by a duly licensed Texas land surveyor. Upon completion of the Survey, the Surveyor shall deliver three (3) copies of the plat of survey to Purchaser, one (1) copy to Seller, and one (1) copy to the Title Company. The Survey shall conform to the current Texas Surveyors Association Standards and Specifications for a Category 1A, Condition II survey, and be sufficient to modify the Title Policy's area and boundary exception to read "shortages in the area."

          C. Permitted Encumbrances; Examination. Purchaser shall have fifteen (15) days after its receipt of the Title Commitment and Survey within which to notify Seller of any exceptions to title to which it objects. If any new exceptions to title arise within the period between the date of the Title Commitment or the date of the Survey, and the Closing, Purchaser shall have five
(5) days after its receipt of notice of same within which to notify Seller of any such exception to title to which it objects. At Closing, Seller shall deliver to Purchaser a later-dated commitment reflecting the conveyance of the Property to Purchaser, subject only to those exceptions which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions"). Any matters shown on the Title Commitment or Survey which are not objected to by Purchaser as aforesaid shall become Permitted Exceptions. Acts of Purchaser or those claiming by, through or under Purchaser shall also be deemed Permitted Exceptions. If Purchaser objects to any such exceptions, Seller shall have until Closing (but in any event at least fifteen (15) days after it receives notice of Purchaser's objections) to remove such exceptions by waiver or endorsement by the Title Company. Seller shall not be in default hereunder, and shall have no obligation to remove any matters to which Purchaser may object, except: (a) monetary liens of an ascertainable amount, voluntarily created by, through or under Seller (which will be removed by Seller or insured over in a manner acceptable to Purchaser prior to Closing), and (b) involuntary monetary liens not in excess of $50,000 in the aggregate (which will be removed by Seller or insured over in a manner acceptable to Purchaser prior to Closing). If Seller fails to remove any such exceptions as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions (in which event, all such exceptions shall be deemed Permitted Exceptions).

          D. Title Policy. As a condition of Purchaser's obligation to close the transaction contemplated hereby, at Closing, Purchaser shall have received an owner's policy of title insurance (the "Title Policy"), insuring good and indefeasible fee simple title to the Property, in the standard form promulgated by the Texas State Board of Insurance, issued by the Title Company, in the amount of the Purchaser Price, subject to no exception or reservation other than the Permitted Exceptions.

     4.   CLOSING.

          A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 10:00 a.m. on the fifteenth (15th) day after the expiration of the Review Period, at the office of the Title Company, or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing. If the

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date of Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

          B.   Closing Documents.
               -----------------

               (i) At Closing, Seller shall deliver to Purchaser the following:

                     (a) a "Special" or "Limited" Warranty Deed, subject to Permitted Exceptions, in the form of Exhibit E attached hereto;

                     (b) a "special" or "limited" warranty bill of sale, in the form of Exhibit F attached hereto;

                     (c) four (4) counterparts of an assignment and assumption of the Service Contracts, Permits and Licenses (the "Assignment") in the form of Exhibit G attached hereto;

                     (d) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

                     (e) four (4) counterparts of a closing statement (the "Closing Statement") to be executed by Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below, executed by Seller;

                     (f) evidence of the authority of Seller to consummate this transaction reasonably acceptable to the Title Company;

                     (g) an assignment and assumption of any New Leases, and, if Purchaser has secured the approval of HL&P as provided in Section 8(A), the Parking Lease; and
                     (h) such other documents as may be required by the laws of the jurisdiction in which the Property is located.

               (ii) Purchaser shall deliver or cause to be delivered to Seller at Closing:
                     (a)  the funds required pursuant to Section 2(B) above;

                     (b) four (4) counterparts of the Assignment, executed by Purchaser;
                     (c) four (4) counterparts of the Closing Statement, executed by Purchaser;

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                     (d)  evidence of the authority of Purchaser to consummate
this transaction reasonably acceptable to the Title Company; and

                     (h) such other documents as may be required by the laws of the jurisdiction in which the Property is located.

               (iii) Promptly after Closing, Seller shall either deliver to the offices of Purchaser's property manager, or leave on-site at the Property, to the extent in Seller's possession or control, the original Service Contracts and any available "as-built" plans and specifications. The obligations of Seller under this subsection (iii) shall survive Closing.

          C.   Closing Prorations and Adjustments.
               ----------------------------------

               (i) The following items are to be prorated or adjusted (as appropriate) as of the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the Closing Date and Purchaser shall be deemed the owner of the Property on the day after the Closing Date:

                     (a) real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

                     (b) with respect to tenant improvement costs and/or allowances or leasing commissions relating to (1) "New Leases" (as hereinafter defined) executed after the date of this Agreement and prior to the end of the Review Period, and (2) New Leases executed during the period between the expiration of the Review Period and Closing with the consent of Purchaser granted (or deemed to be granted) in accordance with Section 10(L) below, Seller and Purchaser agree that such costs, allowances and commissions shall be prorated over the term of any such New Lease with Seller being responsible for a portion of such costs, allowances and commissions based on the ratio of Base Rent payments received by Seller through the Closing Date to the total Base Rent payable over the term of the particular New Lease and, in the event that Seller has paid such costs, allowances and/or commissions prior to Closing, Purchaser shall reimburse Seller at Closing for the amount of any such costs, allowances and/or commissions paid by Seller, based on the above-described proration.

                     (c) water, sewer, electric, telephone and all other utility and fuel charges, fees and use charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date); Seller will not remove any utility deposit for five (5) days after the Closing;

                     (d)  amounts due and prepayments under the Service
Contracts;

                     (e)  assignable license and permit fees; and

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                     (f)  other similar items of income and expenses of
operation (including rents, if any).

               (ii) All prorations shall be final, unless otherwise agreed by the parties in writing.

          D. Transaction Costs. Seller shall be responsible for and pay upon Closing (i) the cost of the Survey, (ii) the base premium the owner's title policy (the "Owner's Policy") to be delivered to Purchaser in accordance with the provisions of the Title Commitment described in Section 3 above, (iii) one-half of Title Company's standard escrow fees (the "Escrow Fees"), if any, and
(iv) the cost of recording any releases or other documents necessary to clear title in the manner required by this Agreement (or to which Seller has otherwise agreed in writing), together with all other charges customarily paid by a seller of improved real estate in the State of Texas, whether or not the Closing occurs. Purchaser shall be responsible for and pay upon Closing (1) title insurance premiums for any endorsements requested by Purchaser, including any additional premium for the amendment of the survey exception to read "shortages in area," (2) any search and exam fees of the Title Company, whether or not the Closing occurs, (3) one-half of the Escrow Fees, if any, and (4) all recording charges (except as provided in (iv) above), together with all other charges customarily paid by a purchaser of improved real estate in the State of Texas, whether or not the Closing occurs. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

          E. Possession. Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

     5.   CASUALTY LOSS AND CONDEMNATION.

          If, prior to Closing, the Property or any part thereof shall be taken or condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In such event, provided that either: (i) the reasonable cost to restore the Property due to such damage or destruction is greater than Two Hundred Thousand and No/100 Dollars ($200,000.00), or (ii) any portion of the Property is taken or condemned, or (iii) some other taking or condemnation materially, adversely affects the value or utility of the Property (items (ii) and (iii) are collectively referred to hereinafter as a "Material Condemnation"), then either Seller or Purchaser shall have the option to terminate this Agreement by delivery of its written termination notice to the other within fifteen (15) days after Seller's delivery to Purchaser of its notice of a Material Condemnation or the occurrence of a casualty loss. If (a) the reasonable cost to restore the Property due to the aforementioned damage or destruction is less than or equal to Two Hundred Thousand Dollars ($200,000.00),
(b) the aforementioned taking or condemnation is not a Material Condemnation, or
(c) neither Seller nor Purchaser elects to terminate this Agreement pursuant to the provisions of the preceding sentence (time being of the essence with respect to any such election), then Seller and Purchaser shall consummate the transaction contemplated by this Agreement without abatement of the Purchase Price (but Purchaser shall be entitled to a credit at Closing in the amount of Seller's deductible under the applicable policy or policies of insurance) and Purchaser shall be entitled during the period following the Review Period and prior to Closing to approve the terms of any insurance settlement, such approval not to be unreasonably withheld or delayed, and to receive at Closing the taking, condemnation or insurance proceeds (or an assignment of the right to such proceeds) (less any amounts paid for costs incurred by Seller and approved by Purchaser as a result of such occurrence, and less any rents applicable to period before Closing pursuant to New Leases approved by Purchaser as a

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result of such occurrence that are covered by insurance or included in the award for any taking or condemnation) and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If either Seller or Purchaser elects to terminate this Agreement pursuant to the provisions of this Section 5 and Purchaser is not in default under this Agreement, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. However; the foregoing shall not limit Seller's recourse against Purchaser under Sections 6, 10(J) and 10(G) below.

     6.   BROKERAGE.

          Seller, pursuant to a separate written agreement, is or may be obligated to pay upon Closing (but not otherwise) a brokerage commission to CB Commercial ("Broker") for services rendered in connection with the sale and purchase of the Property according to their separate agreement. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of Broker related to Seller's agreement to pay Broker a commission in connection with the purchase and sale of the Property, including, without limitation, reasonable attorneys' fees and expenses incurred by Purchaser in connection with such claim. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders (other than a claim by Broker against Seller of the type described in the preceding sentence, which claim Seller shall be obligated to indemnify Purchaser against in accordance with the preceding sentence) claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, reasonable attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     7.   DEFAULT AND REMEDIES.

          A. Purchaser's Remedies. Notwithstanding anything to the contrary contained in this Agreement, if: (a) Seller fails to perform in accordance with the terms of this Agreement; (b) Purchaser is not otherwise in default hereunder; and (c) the Closing does not occur; then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (x) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (y) upon notice to Seller not less than ten (10) days after Purchaser becomes aware of which failure, and provided an action is filed within one hundred eighty (180) days thereafter, Purchaser may seek specific performance of this Agreement, and recovery of costs expended by Purchaser in pursuing the remedy of specific enforcement up to a maximum of $25,000, but not other damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (x) above.

          B. Seller's Remedies. If Purchaser fails to perform in accordance with the terms of this Agreement, and Seller is not in default hereunder, the Earnest Money may be retained by Seller as liquidated and agreed upon damages and as Seller's sole and exclusive remedy with respect thereto; provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above or Sections 10(J) and 10(G) below. Purchaser and Seller acknowledge and agree that (1) the Earnest Money is a reasonable

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estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a results of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages.

          C. Other Remedies. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity as to any claims or causes of action arising after Closing, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     8.   INSPECTION PERIOD; SERVICE CONTRACTS; DELIVERIES

          A. Subject to Section 10(G) below, Purchaser shall have until 4 PM (Chicago, Illinois time) on the date which is thirty (30) days after the date of this Agreement, within which to inspect the Property (the "Review Period"). If Purchaser determines that the Property is unsuitable for its purposes for whatever reason during the Review Period, and if Purchaser gives Seller written notice of its decision to terminate this Agreement pursuant to this Section 8(A) prior to the expiration of the Review Period, then the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Purchaser's failure to terminate this Agreement as provided above shall be deemed a waiver by Purchaser of the right to terminate this Agreement contained in this Section 8. If Purchaser desires to assume the Parking Lease, Purchaser shall undertake negotiations with Houston Light and Power ("HL&P") directly during the Review Period, it being understood that HL&P has refused to negotiate with Seller on behalf of any prospective purchaser. Seller agrees to reasonably cooperate as necessary, and without expense to Seller, in such negotiations.

          B. Seller agrees to give written notice of termination at Closing with respect to any Service Contracts for which: (1) Purchaser has given Seller written notice prior to the expiration of the Review Period that Purchaser desires such Service Contract to be terminated at Closing; and (2) such Service Contract can be terminated at Closing without any cost, liability or expense to Seller. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are so terminated at Closing.

          C. Seller shall, within ten (10) days after the date of this Agreement, make available to Purchaser at the Property the following, to the extent in Seller's possession:

               (i) Copies of the most recent real estate tax statements with respect to the Property;

               (ii) Copies of the most recent sewer and water bills with respect to the Property;

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               (iii) Copies of the Service Contracts, Licenses and Permits;

               (iv) Copies of bills for fuel used to operate the heating and air conditioning systems controlled by Seller at the Property covering the period January 1, 1997 through the last billing period ending prior to the date of this Agreement, if any;

               (v) Copies of bills for electricity used to operate the portion of the Property controlled by Seller covering the period January 1, 1997 through the last billing period ending prior to the date of this Agreement, if any;

               (vi) Copies of plans for the buildings, surveys, site plans, specifications, floor plans, and "as built" or working drawing, if any; and

               (vii) Copies of any licenses, permits, certificates of occupancy, written evidence of compliance (or non-compliance) with applicable laws, and other written notices from governmental agencies, utilities or vendors, issued or delivered to Seller in connection with the ownership and operation of the Property.

     9.   REPRESENTATIONS AND WARRANTIES; COVENANTS

          A.   Seller represents and warrants to Purchaser that:

               (i) Seller has been duly organized, is validly existing, and is in good standing (if necessary) and qualified to do business (if necessary) in the state of its organization and the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.

               (ii) There is no agreement to which Seller is a party, or, to the Actual Knowledge of Seller (as hereinafter defined), which is binding on Seller, which is in conflict with this Agreement. There is not now pending or, to the Actual Knowledge of Seller, threatened, any action, suit or proceeding, including, without limitation, a condemnation proceeding, before any court or governmental agency or body against Seller that would prevent Seller from performing its obligations hereunder or against or with respect to the Property.

               (iii) To the Actual Knowledge of Seller, except as provided in Exhibit H hereto, Seller has not received any written notice from any governmental authority of any violation of any zoning, building, fire or health code, statute, ordinance, rule or regulation applicable to the Property which has not been cured or remedied.

               (iv) To the Actual Knowledge of Seller, Seller is not in default under any agreement that would constitute a lien or charge against the Property or the Purchaser after Closing.

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          (v)  When used in this Agreement, the term "Actual Knowledge of
Seller" shall mean and be limited to the actual (and not constructive) current knowledge of Alissa Schneider, Director of Dispositions, and Kim Koehn, Regional Vice President and asset manager of the Property, each of Equity Office Holdings, L.L.C., a Delaware limited liability company.

          B.   Purchaser represents and warrants to Seller that:

               (i) Purchaser has been duly organized, is validly existing, and is in good standing (if necessary) and qualified to do business (if necessary) in the state of its organization and the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.

               (ii) There is no agreement to which Purchaser is a party, or, to Purchaser's knowledge, which is binding on Purchaser, which is in conflict with this Agreement. There is not now pending or, to the best of Purchaser's knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against Purchaser that would prevent Purchaser from performing its obligations hereunder or against or with respect to the Property.

          C. The representations and warranties set forth in this Section 9 are made as of the date of this Agreement and are remade as of the Closing Date, and shall survive Closing for one hundred eighty (180) days.

          D. Seller covenants and agrees to manage, operate and maintain the Property in the ordinary course of its business, and in substantially its present condition (but Seller shall not be obligated to make capital improvements or capital repairs).

     10.  MISCELLANEOUS.

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and, except as to the representations and warranties contained in Section 9(A) above, that it accepts same in its "as is" condition, subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. This Agreement and any interest hereunder may be assigned or transferred by Purchaser or Seller, provided such assignee assumes the assignor's obligations hereunder. As used in this Agreement, the terms "Purchaser" and "Seller" shall be deemed to include any such assignee or other transferee. Upon any such transfer, such party shall not be relieved of any subsequently accruing liability under this Agreement, and shall remain obligated as if the original party named hereunder. Subject to the foregoing, this Agreement

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shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. THIS AGREEMENT SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission, addressed as follows:

               1.   If to Seller:
                    c/o Equity Office Holdings, L.L.C.
                    Two North Riverside Plaza, Suite 2200
                    Chicago, Illinois  60606
                    Attention:  Alissa Schneider
                    Telephone:  312/466-3595
                    Facsimile:  312/559-5051

                    With a copy to:
                    Rosenberg & Liebentritt, P.C.
                    Two North Riverside Plaza, Suite 1515
                    Chicago, Illinois  60606
                    Attention:  John Starkweather
                    Telephone:  312/466-3959
                    Facsimile:  312/454-0335

               2.   If to Purchaser:
                    Transwestern Investment Company, L.L.C.
                    1980 Post Oak Boulevard, Suite 2222
                    Houston, Texas  77056
                    Attention:  Bryan Burns III
                    Telephone:  713/840-1170
                    Facsimile:  713/840-1180

                    With a copy to:
                    Hopkins & Sutter
                    Three First National Plaza, Suite 4100
                    Chicago, Illinois  60602
                    Attention:  Thomas Buranosky
                    Telephone:  312/558-5187
                    Facsimile:  312/558-3312

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 10(F).

          G. Purchaser's right of inspection pursuant to Section 8 above shall be subject to the rights of tenants under leases and other occupants and users of the Property, if any. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 8 above.

          H. Acknowledging the prior use of the Property and Purchaser's opportunity to inspect the Property, except as to the representations and warranties contained in Section 9(A) hereof, Purchaser agrees to take the Property "as is" with all faults and conditions thereon. Any information, reports, statements, documents or records ("Disclosures") provided or made to Purchaser or its constituents by Seller, its agents or employees concerning the environmental condition of the Property shall not be representations or warranties. Purchaser shall not rely on such Disclosures, but rather, Purchaser shall rely only on its own inspection of the Property. EXCEPT AS TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 9(A) HEREOF, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO
(A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

          I. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY EITHER PARTY UNDER OR WITH RESPECT TO THIS AGREEMENT, EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

          J. Purchaser acknowledges that all information with respect to the Property furnished or to be furnished to Purchaser is, has been and will be so furnished on the condition that Purchaser maintain the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its directors, officers and other personnel and representatives to, hold in strict confidence, and not disclose to any other party without the prior written consent of Seller and unless the Closing occurs: (i) any of the information with respect to the Property delivered to Purchaser by Seller or any of its agents, representatives or employees, or (ii) the existence of this Agreement or any term or condition thereof, or (iii) the results of any inspections or studies undertaken in connection herewith. In addition, neither Purchaser nor Purchaser's directors, officers and other personnel and representatives shall solicit offers to purchase the Property to any other party without the prior written consent of Seller and unless the Closing occurs. Notwithstanding the above, Purchaser may disclose such information to individuals or entities necessary for Purchaser to consummate the transaction contemplated herein (such as lenders, engineers, prospective management companies, environmental consultants, accountants and tax advisors) and as required by law. Purchaser shall require that any third parties performing inspections or tests of the Property agree in writing not to disclose the existence of this Agreement or information with respect to the Property to anyone. In the event the Closing does not occur and this Agreement is terminated, Purchaser shall, upon written request by Seller, promptly return to Seller all copies of all such information without retaining any copy thereof or extract therefrom. The provisions of this Section 10(J) shall survive any termination of this Agreement.

          K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

          L.  Seller hereby covenants and agrees with Purchaser that:

               1. From and after the date hereof through the Closing, Seller shall deliver for Purchaser's review (a "New Lease Notice") a copy of any proposed new lease or leases (individually, a "New Lease" and collectively, "New Leases"). During the period between the date hereof and Closing, Purchaser shall have the right to approve or disapprove of any New Lease by responding in writing to Seller's New Lease Notice within ten (10) business days after Purchaser's receipt of the New Lease Notice. If Purchaser fails to approve or disapprove of such New Lease within such ten (10) business day period, Purchaser shall be deemed to have conclusively approved of such New Lease.

               2. All tenant improvement costs and/or allowances and leasing commissions relating to New Leases shall be prorated in accordance with Section 4(C) above.

          M. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller, Purchaser and Escrowee each agree to execute at Closing a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

          N. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

          O. Seller and Purchaser acknowledge and agree that neither this Agreement nor a memorandum thereof shall be recorded against the Property.

          P. Purchaser acknowledges and agrees that any recovery against Seller that Purchaser may be entitled to as a result of any claim, demand or cause of action that Purchaser may have against Seller with respect to this Agreement and the transactions contemplated herein shall only be recoverable against Seller to the extent of Seller's interest in the Property and the amount of the proceeds received by Seller from the sale of the Property to Purchaser.

          Q. In the event of a conflict between the terms and provisions of the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall control.

          R. Except as specifically provided for herein, the representations, warranties, covenants and agreements of Seller set forth in this Agreement shall not survive the Closing.

          S. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including reasonably attorneys' fees, expended or incurred by the prevailing party in connection therewith.


              [The Remainder Of This Page Is Intentionally Blank]

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                    SELLER:

                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 1, a Florida limited partnership

                    By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By:
                       --------------------------------------
                    Name:
                         ------------------------------------
                    Title:
                          -----------------------------------


                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 2, a Florida limited partnership

                    By: First Capital Financial Corporation, a Florida corporation, its general partner



                    By:
                       --------------------------------------
                    Name:
                         ------------------------------------
                    Title:
                          -----------------------------------


                    PURCHASER:

                    TRANSWESTERN INVESTMENT COMPANY, L.L.C., a Texas limited liability company



                    By:
                       --------------------------------------
                    Name:
                         ------------------------------------
                    Title:
                          -----------------------------------

EXHIBITS
--------
A    Legal Description
B    Itemization of Personal Property
C    List of Service Contracts
D    Survey Certification
E    Special Warranty Deed
F    Special Warranty Bill of Sale
G    Assignment and Assumption Agreement
H    Written Notices of Violation

                                   EXHIBIT A
                               LEGAL DESCRIPTION
                               -----------------


TRACT 1

All that certain 3.5196 acres of land out of Unrestricted Reserve "B", in Block 2, of SOUTHPOINT, SECTION ONE (1), according to the plat thereof recorded in Volume 299, Page 28 of the Map Records of HARRIS County, Texas and being more particularly described by metes and bounds attached hereto:

TRACT 2

Being 0.3055 acres or 13,309 square feet of land located in the G.P. Burnett Survey, Abstract 1062, HARRIS County, Texas, said 0.3055 acre tract being a part of Unrestricted Reserve "C" of the plat of FUQUA STREET COMPLEX, a subdivision recorded in Volume 212, Page 95 of the Map Records of HARRIS County, Texas, said
0.3055 acre tract being more particularly described by metes and bounds attached hereto:

                                   EXHIBIT B
                        ITEMIZATION OF PERSONAL PROPERTY
                        --------------------------------


                                 (Forthcoming)

                                   EXHIBIT C
                           LIST OF SERVICE CONTRACTS
                           -------------------------


                                 (Forthcoming)

                                   EXHIBIT D
                              SURVEY CERTIFICATION
                              --------------------


                                 (Forthcoming)

                                   EXHIBIT E
                                  FORM OF DEED
                                  ------------

Property:  12621 Featherwood Office Building, Houston, Texas

                                 SPECIAL WARRANTY DEED
                                 ---------------------

STATE OF TEXAS         )
                       )
COUNTY OF HARRIS       )

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 1, a Florida limited partnership, and FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 2, a Florida limited partnership (collectively, "Grantor"), each of whose mailing address is c/o Equity Office Holdings, L.L.C., Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in cash to Grantor by the Grantee herein named, the receipt and sufficiency of which are hereby acknowledged, has, subject to the exceptions hereinafter set forth, GRANTED, SOLD, and CONVEYED, and does hereby GRANT, SELL, and CONVEY unto _______________________________________, a(n) ____________________________,
having an office at 1980 Post Oak Boulevard, Suite 2222, Houston, Texas 77056 ("Grantee"), that certain improved real property situated in the County of Harris, Texas, more particularly described on Exhibit A attached hereto and incorporated herein by referenced (the "Property").

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     THIS CONVEYANCE IS MADE SUBJECT TO all matters set forth on Exhibit B attached hereto and incorporated herein by reference.

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     TO HAVE AND TO HOLD the Property and all improvements located thereon, together with all and singular the easements, covenants, agreements, rights, privileges, hereditaments and appurtenances thereto and in any way belonging unto the said Grantee, its heirs, legal representatives, successors and assigns, forever; and Grantor does hereby bind itself, its heirs, legal representatives, successors and assigns, to Warrant and Forever Defend all and singular the Property unto the said Grantee, its heirs, legal representatives, successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through and under Grantor but not otherwise.

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     For the same consideration, Grantor hereby GRANTS, BARGAINS, SELLS and CONVEYS, without warranty express or implied, all interest, if any, of Grantor in (i) strips or gores, if any, between the Property and abutting properties and
(ii) any land lying in or under the bed of any street, alley, road or right-of-way, opened or proposed, abutting or adjacent to the Property.

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     Except the special warranties of title contained herein, and except those representations and warranties of Grantor set forth in that certain Real Estate Sale Agreement between Grantor and Grantee dated as of [May _______, 1997 (as amended] which survive the delivery of this instrument, Grantor hereby disclaims all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for a particular purpose), whether expressed or implied, including but not limited to warranties with respect to the premises, the zoning of the premises, the soil conditions of the real property, or the suitability of the premises for Grantee's intended use thereof. By its acceptance hereof, Grantee acknowledges that Grantor is conveying and Grantee is purchasing the premises "AS IS" and in its present condition, and Grantee is not relying upon any representation of any kind or nature made by Grantor, or any of its employees, or agents with respect to the premises, and, in fact, no such representations have been made by Grantor, or any of its employees or agents.

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     Further, with and without in any way limiting any other provision of this Special Warranty Deed, Grantor makes no warranty with respect to the presence or absence on or beneath the premises (or any parcel in proximity thereto) of hazardous substances or materials which are categorized as hazardous or toxic under any local, state or federal law, statute, ordinance, rule, or regulation pertaining to environmental or substance regulation, contamination, clean-up or disclosure, and shall have no liability to Grantee therefor. By its acceptance hereof, Grantee accepts the risk of the presence of any such substances or materials.

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     All taxes and assessments for the year as of which this Deed is executed have been prorated as of the effective date of this Deed and Grantee hereby assumes liability for the payment thereof and for payment of all subsequent assessments for that and prior years due to change in land usage, ownership or both.

------------------------------------------------------------------------------


------------------------------------------------------------------------------


                                    THIS INSTRUMENT PREPARED BY:

------------------------------------------------------------------------------

                                    John P. Starkweather

------------------------------------------------------------------------------

                                    Rosenberg & Liebentritt, P.C.

------------------------------------------------------------------------------

                                    Two North Riverside Plaza, Suite 1515

------------------------------------------------------------------------------

                                    Chicago, Illinois  60606

------------------------------------------------------------------------------

------------------------------------------------------------------------------

     IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed on the ____ day of ______________________, 1997.

------------------------------------------------------------------------------


------------------------------------------------------------------------------

                                    GRANTOR:
------------------------------------------------------------------------------


------------------------------------------------------------------------------
                                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE,
                                    LTD. - 1, a Florida limited partnership

                                    By:  First Capital Financial Corporation, a
                                         Florida corporation, its general
                                         partner

                                    By:
                                        --------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------

                                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE,
                                    LTD. - 2, a Florida limited partnership

                                    By: First Capital Financial Corporation, a
                                    Florida corporation, its general partner


                                    By:
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------

STATE OF ILLINOIS    )
                     )
COUNTY OF COOK       )

     I, ________________________________________, a Notary Public in and for the
County and State aforesaid, do hereby certify that _____________________________ appeared before me this day and did say that s/he is the Vice President of First Capital Financial Corporation, a Florida corporation, general partner of FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 1, a Florida limited partnership, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such officer and acknowledged that s/he signed and delivered the said instrument as the free and voluntary act of said corporation for the uses and purposes therein set forth.

     Given under my hand and notarial seal this ___ day of _________, 199_.

                                            ------------------------------------
                                            Notary Public

My Commission Expires:  ____________                 (SEAL)


STATE OF ILLINOIS    )
                     )
COUNTY OF COOK       )

     I, ________________________________________, a Notary Public in and for the
County and State aforesaid, do hereby certify that _____________________________ appeared before me this day and did say that s/he is the Vice President of First Capital Financial Corporation, a Florida corporation, general partner of FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 2, a Florida limited partnership, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such officer and acknowledged that s/he signed and delivered the said instrument as the free and voluntary act of said corporation for the uses and purposes therein set forth.

     Given under my hand and notarial seal this ___ day of _________, 199_.

                                            ------------------------------------
                                            Notary Public

My Commission Expires:  _____________                (SEAL)

ADDRESS FOR TAX NOTICES:
-----------------------
c/o Transwestern Investment Company, L.L.C.
1980 Post Oak Boulevard, Suite 2222, Houston, Texas  77056

                                   EXHIBIT F
                             FORM OF BILL OF SALE
                             --------------------

Property:  12621 Featherwood Office Building, Houston, Texas

                         SPECIAL WARRANTY BILL OF SALE
                         -----------------------------

     THIS SPECIAL WARRANTY BILL OF SALE (this "Bill of Sale") is executed as of the ____ day of ____________, 1997, by FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 1, a Florida limited partnership, and FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 2, a Florida limited partnership (collectively, "Seller"), whose mailing address is Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, in favor of TRANSWESTERN INVESTMENT COMPANY, L.L.C., a Texas limited liability company, having an office at 1980 Post Oak Boulevard, Suite 2222, Houston, Texas 77056 ("Purchaser").

     1. Real Property. The "Real Property" shall mean the real property located in the County of Harris, State of Texas, legally described in Exhibit A attached to this Bill of Sale.

     2. Personal Property. The "Personal Property" shall mean those certain articles of personal property used in connection with the operation of the Real Property which are described in Exhibit B attached to this Bill of Sale.

     3. Sale. For good and valuable consideration received by Seller, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns and transfers the Personal Property to Purchaser. Seller covenants and agrees to warrant and forever defend title to the Personal Property unto Purchaser against all and every person or persons lawfully claiming the whole or any part thereof by, through or under Seller, and none other, but subject in any event to those matters listed in Exhibit C attached to this Bill of Sale. Except as set forth in the immediately preceding sentence, Seller makes no warranties or representations as to the Personal Property. The Personal Property is transferred "AS IS" and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

     4. Limited Liability. By accepting this Bill of Sale, Purchaser agrees that it will look only to the proceeds of the Real Property and the Personal Property for the performance or liability for nonperformance of any and all obligations of Seller hereunder, it being expressly understood and agreed that neither Seller nor any shareholder, officer or director thereof or any other person or entity shall have any personal liability or obligation of any kind or nature whatsoever under this Bill of Sale.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale the day and year first above written.

               SELLER:

                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1, a Florida limited partnership

                    By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By: ____________________________
                                                Name: __________________________
                           ____________
                                                Title: _________________________
                           ____________

                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2, a Florida limited partnership
                    By: First Capital Financial Corporation, a Florida corporation, its general partner

                                                By: ____________________________
                          ____________
                                                Name: __________________________
                          ____________
                    Title: ___________________________

                                   EXHIBIT G
                              FORM OF ASSIGNMENT
                              ------------------

Property:  12621 Featherwood Office Building, Houston, Texas


                ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
                ----------------------------------------------

     THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (this "Assignment") is entered into as of the ______________ day of ________, 1997, between FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1, a Florida limited partnership, and FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2, a Florida limited partnership (collectively, "Assignor"), whose mailing address is Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and TRANSWESTERN INVESTMENT COMPANY, L.L.C., a Texas limited liability company, having an office at 1980 Post Oak Boulevard, Suite 2222, Houston, Texas 77056 ("Assignee").

     1. Property. The "Property" shall mean the real property located in the County of Harris, State of Texas, legally described in Exhibit A attached to this Assignment, together with the building, structures and other improvements located thereon.

     2. Service Contracts. "Service Contracts" shall mean the service contracts listed on Exhibit B attached to this Assignment.

     3. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Service Contracts.

     4. Assumption. Assignee hereby assumes, and agrees to be bound by and to perform, all of the covenants, agreements and obligations of Assignor under the Service Contracts as applicable to the period from and after the date hereof. Assignee does not assume any liability for personal injury claims originating prior to the date hereof.

     5. Enforcement. If Assignor or Assignee must resort to a court of law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                    ASSIGNOR:

                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1, a Florida limited partnership

                    By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By: _________________________________
                    Name: _______________________________
                    Title: ______________________________


                    FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. - 2, a Florida limited partnership

                    By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By: _________________________________
                    Name: _______________________________
                    Title: ______________________________


                    ASSIGNEE:

                    TRANSWESTERN INVESTMENT COMPANY, L.L.C., a Texas limited liability company



                    By: _________________________________
                    Name: _______________________________
                    Title: ______________________________

                                   EXHIBIT H
                          WRITTEN NOTICE OF VIOLATION
                          ---------------------------


None.

                                      H-1